Exhibit 10.39

                       AGREEMENT FOR FOOD SERVICES

This Agreement, made this 29th day of October, 2001, by and between Ames Merchandise Corporation. 2418 Main Street, Rocky Hill, CT 06067 (hereinafter referred to as AMES), and Host America Corporation, located at Two Broadway, Hamden, CT 06518 (hereinafter referred to as HOST) for the provision of cafeteria, catering, vending, and office coffee service at 2418 Main Street, Rocky Hill, CT.

                               WITNESSETH

In consideration of the covenants herein and intending to be legally bound hereby, the parties mutually agree as follows:

AMES hereby grants to HOST, an independent contractor, the exclusive rights and privileges to provide nutritious quality food service in the cafeteria, vending and office coffee service and the non-exclusive right to provide special catered events according to AMES'S requirements and needs.

LOCATION OF EQUIPMENT: The location of other equipment necessitated by growth or building rearrangements by AMES will be accomplished by HOST under conditions to be mutually agreed upon as the occasion arises. HOST shall make no alterations to the premise unless authorized by AMES in writing. Refer to Addendum B.

OWNERSHIP OF EQUIPMENT: It is understood that any equipment supplemental to the services that have been supplied by HOST shall remain HOST'S property at all times. AMES will also take reasonable precautions to protect said machines and equipment from damage and will permit HOST to remove them upon termination of this Agreement. AMES will furnish to HOST, without charge, food preparation and cafeteria areas, and adequate sanitary toilet facilities, including dining room furniture and food storage areas, owned by AMES and to be used in connection with the food service. AMES will also furnish to HOST an extension telephone, with appropriate connections for a computer modem.

MAINTENANCE AND EQUIPMENT: The division of responsibility between AMES and HOST is hereafter provided.

AMES will be responsible for:
a) cleaning of the dining area floors, for the day-to-day cleaning of the dining area, and for the cleanliness of walls, ceilings, windows and light fixtures;
b)   removal of all trash and garbage;
c) furnishing exterminator services, semiannual cleaning of hoods, ducts, filters and grease traps;
d) furnishing maintenance services if and when equipped for the proper maintenance and repairs of said AMES'S premises, fixtures, furniture and equipment and replacing equipment as is mutually agreed to be necessary, except in those cases

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     where the necessity for replacement is caused through the negligence of HOST employees (in which case HOST shall be fully responsible for such replacement.

As a cost of operation, HOST will be responsible for:
a) keeping the serving line, kitchen, fixtures and manual food service equipment such as grills, stoves, fryer, ovens, refrigerators, freezers and like equipment in accordance with recognized standards for such equipment and in accordance with all laws, ordinances, regulations and rules of federal, state and local authorities.
b) routine cleaning of the kitchen, prep areas, including windows and blinds, cold storage areas and counter areas,
c) laundry service for kitchen linens (uniforms, kitchen cleaning cloths, etc.),
d)   purchasing of all food and supplies, and
e)   routine daily cleaning of the dining room tables and chairs.

MENUS: HOST will post menus, complete with prices, and all menus will be nutritionally acceptable with reasonable daily variety. HOST will cater special functions for AMES (not more than 15 people) upon at least two (2) hours advance notice. HOST will cater special function for AMES (more than fifteen (15) people) as requested, at prices mutually agreed upon and upon at least 72 hours advance notice.

LICENSES AND PERMITS: HOST shall obtain, as a cost of operation prior to commencing operations at AMES'S premises, all necessary permits, licenses
and other approvals required by law for its operation hereunder.   HOST
expects to begin operation on Monday, December 3, 2001. AMES agrees to cooperate with HOST and to execute such documents as shall be reasonably necessary or appropriate to obtain said permits, licenses and approvals.

UTILITIES: AMES shall, at its expense, provide HOST with necessary and sufficient refrigeration, freezer space, heat, light, water, and electricity for the operations of manual services as mutually deemed required by HOST and AMES.

RECORDS: HOST will at all times maintain an accurate record including a daily head count for lunch of all AMES employees and include it in their monthly reporting. HOST will also keep inventories of all merchandise and sales in connection with the operation of the manual food service. HOST shall keep all such records on file for a period of three years, and HOST shall give AMES and its agents the privilege, at any reasonable time, of auditing its records. All sales, for the purpose of this Agreement, are defined as cash collections less applicable federal, state and local taxes for which HOST has the sole responsibility to collect, report and pay to the taxing authorities.

INSURANCE: During the term of this Agreement, HOST will provide and maintain, with an insurance carrier licensed to do business in the States of Connecticut and New Hampshire, not less than $2 Million worth of general liability, automobile and excess liability insurance. HOST will also provide a $10 Million umbrella policy in excess of the $2 Million policy. AMES will be a named insured under each such policy and will

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receive not less than thirty (30) days notice of any termination or modification of such policies directly from the provider. HOST will provide AMES with documentation evidencing its compliance (and continued compliance with this Section) upon request by AMES. HOST will indemnify and hold AMES, its employees, guests, visitors and tenants, their employees, guests, visitors, customers and clients harmless from any and all loss, damage or liability arising directly or indirectly out of HOST'S operation under this Agreement. This includes operation of the equipment and acts of omission or negligence of HOST'S employees, contractors or agents when engaged in operations under the Agreement.

BINDING EFFECT: This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors, assigns ands representatives.

PERSONNEL POLICIES: All food service employees will be on HOST'S payroll and shall be the employees of HOST. All persons employed by HOST at AMES's premises shall be in uniform at all times. HOST employees shall comply with the rules and regulation at any time promulgated by AMES for the safe, orderly and efficient conduct of all activities being carried out while on AMES's premises. HOST shall not retain at the premises any employee not acceptable to AMES for any reason. AMES will allow employees and agents of HOST access to service areas and equipment at reasonable times. HOST, in performing work by this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, creed, national origin, age, sex or disability. HOST's employment policies meet the requirements of the Fair Labor Act and all other regulations required by the United States Department of Labor. HOST is an equal opportunity employer.

ACCOUNTING:  HOST keeps records by accounting periods, based on a twelve
(12) period fiscal year, ending the last week of June. HOST will receive payment by the 10th of the month proceeding each month of operation. Payment will be as defined by the Financial Pro Forma. HOST will submit financial statements reflecting the actual sales and fees within thirty
(30) days proceeding each month of operation. A "truing up" of actual vs. pro forma, including reasonable supporting documentation, will be provided by HOST at the end of each quarter. In the event the actual costs, for the given period of review, are less than the pro forma, AMES shall receive a credit. Credit shall be applied towards the proceeding period. Accounts, which are more than 30 days in arrears, are subject to late charges. Interest will be added at the rate of 1.5% per month on past due accounts.

FINANCIAL CONSIDERATION: AMES agrees to compensate HOST in accordance with the Financial Addendum A (attached). HOST shall be responsible for all costs of operation of the food services described herein, and wages, salaries and benefits of its employees engaged to provide such services. In addition, HOST shall charge any applicable sales tax to all that purchase food from HOST, and shall be responsible for remittance of such taxes to the proper authorities.

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
ADJUSTMENT OF FINANCIAL ARRANGEMENT: In the event of material cost changes (whether taxes, labor, merchandise or equipment), it is understood that commensurate adjustments in selling prices or other financial arrangements between HOST and AMES shall be agreed upon and effected by appropriate officials of the parties. Accompanying any request for changes in selling prices or financial arrangements, HOST shall provide AMES with written documentation of said material cost changes necessitating the change. All obligations hereunder are subject to federal, state, and local regulations. In the event the building in which HOST'S equipment and machines are located, are partially or completely damaged by fire, the public enemy, or any such riots, labor troubles or disturbances, the same shall not be considered as a default under the provisions of the Agreement.

CONFIDENTIAL INFORMATION: Certain proprietary materials including recipes, signage, surveys, management procedures, and similar information regularly used in HOST'S operations shall be confidential information. AMES will not disclose any confidential information, directly or indirectly, during or after the term of Agreement. AMES will not photocopy or otherwise duplicate any such materials without HOST'S written consent. All confidential information will remain HOST'S exclusive property and will be returned to HOST immediately upon termination of this Agreement.

COMMENCEMENT AND TERMINATION: This Agreement shall become effective on or about October, 29, 2001, and shall remain in force for one (1) year. It is automatically renewable annually unless notice of termination is herein provided in writing by registered mail, at least sixty (60) days prior to the termination. AMES may terminate this Agreement for any material breach by HOST of its obligations hereunder by providing written notice of termination to HOST. If HOST fails to cure the breach within thirty (30) days from the date of such notification this Agreement shall terminate upon the expiration of such thirty- (30) day period.

Any notice to be given hereunder shall, if to HOST, be sent to Geoffrey Ramsey, President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697, by registered mail; and, if to AMES be sent to Mr. Vin Marrone, Ames Merchandise Corporation, 2418 Main Street, Rocky Hill, CT 06067.

ASSIGNMENT: This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. In the event that a third party acquires HOST or AMES this Agreement may not be automatically assigned to the third party without the prior written consent of either party.

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STATE LAW DEFINITION: The provisions of this Agreement shall be construed and enforced under the laws of the State of Connecticut.

In witness whereof, the parties have executed this Agreement as of the date first above written.

ATTEST:                            Ames Merchandise Corporation



______________________             By ___________________________
                                   Rick McDonald
                                   Vice President
                                   duly authorized





ATTEST:                            Host America Corporation



______________________             By ___________________________
                                   Geoffrey Ramsey
                                   President
                                   duly authorized




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